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                                                                     Exhibit 4.3
                          GEORGIA-PACIFIC CORPORATION

                       1995 EMPLOYEE STOCK PURCHASE PLAN


                 1. THE PLAN. This Plan shall be known as the "1995 Employee Stock Purchase Plan". The purpose of this Plan is to permit employees of Georgia-Pacific Corporation (the "Company") and of each Subsidiary, as hereinafter defined, to obtain or increase a proprietary interest in the Company by permitting them to purchase shares of the Company's Common Stock (as defined in Section 12(a)) on a discount basis. The term "Subsidiary" shall mean:

                          (i) Each domestic corporation in which, on the Offering Date hereinafter referred to, the Company owns at least 51% of the total combined voting power of all classes of stock, and

                          (ii) Each other domestic corporation in which a Subsidiary owns at least 51% of the total combined voting power of all classes of its stock; and

                          (iii) Each foreign corporation in which, on the Offering Date hereinafter referred to, the Company owns at least 51% of the total combined voting power of all classes of stock and which is designated by the Board of Directors of the Company at the date of its adoption of this Plan as a participating company, provided, however, that notwithstanding the foregoing, Georgia Temp, Inc. shall not be included as a Subsidiary for purposes of this Plan.

                 2. THE OFFERING. The Company shall offer an aggregate of 2,000,000 authorized and unissued shares of its Common Stock for subscription in the manner and on the terms hereinafter provided by those persons who are Eligible Employees on July 3, 1995 (the "Offering Date"). The purchase price per share shall be 85% of the mean between the high and low sales prices for shares of the Common Stock on the Offering Date (as reported in the record of Composite Transactions for New York Stock Exchange listed securities and printed in The Wall Street Journal). The purchase price per share shall be subject to adjustment in accordance with the provisions of
Section 12(a).

                 3. ELIGIBLE EMPLOYEES. The "Eligible Employees" shall be those persons, and only those persons, who are full-time employees of the Company or a Subsidiary on the Offering Date, except any person who immediately prior to the Offering Date would be deemed for purposes of Section 423(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any other corporation which constitutes a subsidiary corporation of the Company within the meaning of that section; provided, however, that no such Eligible Employee shall have the right to purchase any Common Stock under this Plan unless such person is employed full-time by the Company or a Subsidiary continuously from and including July 3, 1995 through and including September 15, 1995. For purposes of this Section 3, "full-time employees" shall mean all employees of the Company or a Subsidiary except those (i) whose customary employment is 20 hours or less per week or 5 months or less per year (determined as of July 3, 1995) or (ii) who are (as of July 3, 1995) officers (other than Assistant Secretaries or Assistant Treasurers) of the Company or other employees of the Company subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and such rules and regulations as may be promulgated thereunder (all as amended from time to time) and who are "highly-compensated employees" within
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the meaning of Section 414(q) of the Code.

                 4. SUBSCRIPTIONS. (a) As soon as practicable after the Company has satisfied the requirements of the applicable federal and state securities laws relating to the offer and sale of Common Stock to Eligible Employees pursuant to this Plan, each Eligible Employee shall (subject to the terms of this Plan) be entitled to subscribe, in the manner and on the terms herein provided, for the number of whole shares of Common Stock of the Company designated by him which can be purchased, at the purchase price, with 24 monthly installments of not less than $10 nor more than the lesser of $1,500 or 20% of his monthly rate of compensation, determined as hereinafter provided. Anything herein to the contrary notwithstanding, if any person entitled to subscribe for shares hereunder would be deemed for the purposes of Section 423(b)(3) of the Code to own stock (including the maximum number of shares for which such person would be entitled to subscribe pursuant to the foregoing formula) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company which are issued and outstanding immediately after the Offering Date, the maximum number of shares for which such person shall be entitled to subscribe pursuant to this Plan shall be reduced to that number which, when added to the number of shares of Common Stock of the Company which such person is so deemed to own (excluding the maximum number of shares for which such person would be entitled to subscribe pursuant to the foregoing formula), is one less than such 5%.

                 (b) In the case of each Eligible Employee who shall have been on the payroll of the Company or a Subsidiary, or both, for the entire month of June 1995, the monthly rate of compensation shall be deemed the base salary paid or accrued to such Eligible Employee for such month plus, in the case of such an Eligible Employee whose compensation for such month was based wholly or partly on a sales or incentive commission for which no accrual was made for June 1995, an amount equal to the portion attributable to one-twelfth of the amount of commissions accrued to such Eligible Employee for the year ended December 31, 1994 on the books of the Company or the Subsidiary in accordance with such arrangement. In the case of all other Eligible Employees, the monthly rate of compensation shall be computed on the basis of the rate of base salary in effect immediately prior to the Offering Date.

                 (c) This Plan shall be submitted for approval by shareholders of the Company prior to February 1, 1996. Subscriptions shall be subject to the condition that prior to such date this Plan shall be approved by the shareholders of the Company in the manner contemplated by Section 423(b)(2) of the Code. If not so approved prior to such date, this Plan shall terminate, all subscriptions hereunder shall be canceled and be of no further force and effect, and all persons who shall have subscribed for shares pursuant to this Plan shall be entitled to the prompt refund in cash, with interest as provided in Section 5(b), of all sums withheld from or paid by them pursuant to this Plan and subscriptions hereunder.

                 (d) Subscriptions pursuant to this Plan shall be evidenced by the completion and execution of a subscription agreement in the form provided by the Company and the delivery thereof to the Company, at the place designated by the Company, prior to September 15, 1995. Subscription agreements shall be subject to termination or reduction through September 15, 1995, but only with the written consent of the Company and, further, shall not be subject to termination or modification after the full purchase price of all shares covered by such agreement has been withheld or paid as provided herein.

                 (e) In the event that upon the termination of the subscription period under this Plan the aggregate number of shares subscribed for pursuant to this Plan shall exceed 2,000,000, then all subscriptions






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shall be reduced proportionately, but disregarding fractions of shares, to the extent necessary so that the aggregate number of shares covered by all such subscriptions pursuant to this Plan will not exceed 2,000,000.

                 5. PAYMENT OF PURCHASE PRICE. (a) Except to the extent provided in Sections 7, 8, 9 and 10, the purchase price of all shares purchased pursuant to this Plan shall be paid in equal installments withheld from the subscribing employee's compensation during the period of 24 consecutive calendar months commencing with October 1995. The amount withheld shall be determined as follows:

                          (i) in the case of employees paid weekly, 104 weekly installments, each equal to 1/104th of the purchase price per share, multiplied by the number of shares under subscription;

                          (ii) in the case of employees paid bi-weekly, 52 bi-weekly installments, each equal to 1/52nd of the purchase price per share, multiplied by the number of shares under subscription;

                          (iii) in the case of employees paid semi-monthly, 48 semi-monthly installments, each equal to 1/48th of the purchase price per share, multiplied by the number of shares under subscription; and

                          (iv) in the case of employees paid monthly, 24 monthly installments each equal to 1/24th of the purchase price per share, multiplied by the number of shares under subscription.

For purposes of this Plan, the due date for any installment shall be the last day of the payroll period to which it relates or, if later, the date on which the payroll deduction for that period would normally be taken. "Timely" payment of an installment not paid through payroll deduction shall mean payment of the installment on or before the due date for that installment (payments are deemed made only upon receipt). In the event of a change in an employee's payment schedule, an appropriate change shall be made in the schedule of installments to be withheld so that the portion of the purchase price not theretofore withheld will be withheld in equal installments over the remainder of such 24-month period. No amount shall be withheld or paid after September 30, 1997.

                 (b) Any person who shall become entitled to receive cash as a refund pursuant to the provisions of this Plan shall be entitled to receive at the same time, also in cash, simple interest on the amount of such refund computed from the respective dates of withholding, at the rate of 6% per annum. Cash refunds which represent less than the total amount theretofore withheld from and paid by the subscribing employee shall be deemed to represent the amounts most recently so withheld and paid, and such interest shall be computed accordingly. Except as provided in this Section 5(b), no interest shall accrue or be payable on any amount withheld from, paid by or refunded to any subscribing employee. No interest shall accrue or be payable on the unpaid balance of the purchase price of any shares subscribed for pursuant to this Plan.

                 6. ISSUANCE OF SHARES; DELIVERY OF STOCK CERTIFICATES. Shares covered by a subscription agreement entered into pursuant to this Plan shall, for all purposes, be deemed to have been issued and sold at the close of business on the first day on which the full purchase price of all shares






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then covered by such agreement shall have been withheld or paid as provided herein. Prior to that time, no person shall have any rights as a holder of any shares covered by such a subscription agreement. No adjustment shall be made for dividends or other rights for which the record date is prior to that time except as provided in Section 12(a). Within 30 days after the full purchase price of all shares covered by a subscription agreement shall have been so withheld or paid, the Company shall issue and deliver a stock certificate or certificates therefor.

                 7. RIGHT TO TERMINATE SUBSCRIPTION OR TO REDUCE NUMBER OF SHARES SUBSCRIBED FOR. (a) Subject to the provisions of Section 4(d), each subscribing employee shall have the right, at any time before the full purchase price of all shares then covered by his subscription agreement shall have been withheld or paid, to terminate his subscription agreement or to reduce the number of shares covered thereby by notice in writing delivered to the Company.

                 (b) A subscribing employee who shall terminate his subscription agreement shall be entitled, at his option, (i) to the prompt refund, in cash, of the full amount theretofore withheld from and paid by him pursuant to this Plan and such subscription agreement, with interest as provided in Section 5(b), or (ii) subject to approval of this Plan by the shareholders of the Company as contemplated by Section 4(c), and except as provided in Section 14, to receive shares of Common Stock and cash as described in Section 8(a)(i), and such shares shall be deemed to have been issued and sold at the close of business on the day on which the employee's notice was delivered to the Company or, if the Plan is approved by the shareholders after such notice is delivered, on the day of such approval by the shareholders.

                 (c) A subscribing employee who shall reduce the number of shares covered by his subscription agreement shall be entitled, at his option,
(i) to the prompt refund, in cash, of the amount by which the amount theretofore withheld from and paid by him pursuant to this Plan and such subscription agreement exceeds that which would have been so withheld and paid if the number of shares originally subscribed for had been the number to which he has reduced his subscription, with interest as provided in Section 5(b), or
(ii) to apply such excess in equal amounts to the reduction of future installments of the purchase price of the reduced number of shares covered by the subscription agreement.

                 8. RETIREMENT. (a) If a subscribing employee shall retire from employment with the Company, all Subsidiaries and all of the members of the Company's controlled group of corporations, he shall have, during the period of 90 days following the date of termination (but in no event after September 30, 1997) the rights provided in Section 7(b)(i) and the additional rights, subject to the approval of this Plan by the shareholders of the Company as contemplated by Section 4(c), and except as provided in Section 14, (i) to receive the number of whole shares which can be purchased at the purchase price under this Plan with the full amount theretofore withheld from and paid by him pursuant to this Plan and his subscription agreement, together with cash in an amount equal to any balance of the amount so withheld and paid (without interest on such cash), and such shares shall be deemed to have been issued and sold at the close of business on the day on which the employee's election to exercise this right was delivered to the Company or, if this Plan is approved by the shareholders after such notice is delivered, on the day of such approval by the shareholders, or (ii) to prepay in cash in a lump sum the unpaid balance of the purchase price of the shares covered by his subscription agreement. Any such retired employee who shall not make a timely election to exercise the foregoing rights shall be deemed to have elected to receive shares of Common Stock and cash as described in subparagraph (i) of this Section 8(a).






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                          DEATH OR DISABILITY.  (b)  In the event of the death
or disability of a subscribing employee prior to the payment in full of the purchase price of the shares subscribed for by him pursuant to this Plan, or the death or disability of a retired employee during the period of 90 days following the date of his retirement and before having exercised the rights provided or referred to in Section 8(a), the disabled employee or the beneficiary of the decedent, as the case may be, shall have, during the period of 90 days following the occurrence of the disability or of the decedent's death (but in no event after September 30, 1997), the rights provided or referred to in Section 8(a). Any such disabled employee or beneficiary who shall not make a timely election to exercise such rights shall be deemed to have elected to exercise the right to receive shares of Common Stock and cash as described in Section 8(a)(i). For purposes of this subsection (b), a subscribing employee's date of "disability" shall be the last day of his salary continuation period under the Company's policy providing salary continuation for salaried employees who are medically unable to work because of injury or illness, and a subscribing employee shall be deemed "disabled" at such time only if the employee would be "totally disabled" pursuant to the standards set forth in the Georgia-Pacific Corporation Salaried Long-Term Disability Plan whether or not he or she is covered under that plan.

                          TERMINATION OF EMPLOYMENT OTHER THAN BY REASON OF
RETIREMENT, DEATH OR DISABILITY. (c) In the event of the voluntary or involuntary termination of employment with the Company, all its Subsidiaries and all other members of the Company's controlled group of corporations of a subscribing employee other than by reason of retirement, death or disability, the employee shall have, during a period of 90 days following the date of termination (but in no event after September 30, 1997), the rights provided in Sections 7(b)(i) and (ii). Any employee whose employment shall be terminated under circumstances contemplated by this Section 8(c) who shall not make a timely election to exercise the foregoing rights shall be deemed to have elected to exercise the right provided in Section 7(b)(ii).

                          TRANSFER TO NON-PARTICIPATING MEMBER OF CONTROLLED
GROUP OF CORPORATIONS. (d) In the event that a subscribing employee is transferred to a member of the Company's controlled group of corporations which is not a Subsidiary, he may continue to participate in this Plan as if the transferee employer were a Subsidiary.

                          ELECTION AS OFFICER OF THE COMPANY OR DESIGNATION AS
SECTION 16 PERSON. (e) In the event that a subscribing employee is "highly compensated" (as defined in Section 3(ii)) and is elected as an officer of the Company or is designated as a non-officer employee of the Company subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and such rules and regulations as may be promulgated thereunder (all as amended from time to time), the employee shall have, during a period of 30 days following the effective date of such election (but in no event after September 30, 1997), the rights provided in Sections 7(b)(i) and (ii). Any employee whose subscription shall be terminated under circumstances contemplated by this
Section 8(e) who shall not make a timely election to exercise the foregoing rights shall be deemed to have elected to exercise the right provided in
Section 7(b)(ii).






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                 9.       TEMPORARY LAYOFF AND AUTHORIZED LEAVE OF ABSENCE.
(a) Installment payments shall be suspended during a period of temporary layoff or authorized leave of absence without pay. If the subscribing employee shall return to active service prior to September 30, 1997, installment payments shall be commenced or resumed, and he shall be entitled to elect, within 10 days after return to active service but in no event after September 30, 1997, either (i) to make up the deficiency in his account by an immediate lump sum cash payment equal to the aggregate of the installments which would have been withheld had he not been absent, or (ii) to have future installments uniformly increased (to the maximum possible extent) to adjust for such deficiency, or (iii) not to make up such deficiency and to reduce the number of shares under subscription by the number (increased to the next highest whole number) arrived at by dividing the amount of the deficiency by the purchase price per share. An employee who does not make a timely election pursuant to this Section 9(a) shall be deemed to have elected the alternative described in clause (iii) hereof.

                 (b) For the purpose of this Plan, a subscribing employee shall be deemed to be terminated from his or her employment with the Company, any Subsidiary or any member of the Company's controlled group of corporations if such layoff or leave of absence exceeds a period of 90 consecutive days (unless the employee's right to reemployment is guaranteed either by statute or by contract), and, in such case, such employee shall have, effective as of the expiration of such 90-day period, only those rights provided in Section 8(c) hereof.

                 10. INSUFFICIENCY OF PAY TO PERMIT WITHHOLDING OF INSTALLMENT. (a) If in any payroll period, for any reason other than temporary layoff or authorized leave of absence without pay, a subscribing employee shall receive no pay or his pay shall be insufficient (after all other proper deductions) to permit withholding of his installment payment, the employee may make payment of such installment in cash when due.

                 (b) The Company shall treat any failure by a subscribing employee to make timely payment in cash of any installment which cannot be withheld because of the circumstances contemplated by Section 10(a) as cause for termination of his subscription agreement. Such termination shall be effected by the Company's mailing notice to that effect to such employee at his last known business or home address, and upon the mailing of such a notice, such employee's rights thereafter shall be limited to receive shares of Common Stock and cash as described in Section 8(a)(i).

                 11. HARDSHIP WITHDRAWAL DISTRIBUTIONS UNDER CODE SECTION 401(k) PLANS. If a subscribing employee who participates in a qualified retirement plan subject to Code Section 401(k) (or the corresponding section of any revision of - or successor to - the Code dealing with cash or deferred arrangements) receives one or more hardship withdrawal distributions pursuant to the provisions of such plan, his installment payments pursuant to his subscription agreement shall be suspended for a period of twelve (12) consecutive months following the month in which the most recent such distribution is received. The employee's installment payments will automatically resume in accordance with the terms of his subscription agreement beginning with the first month after the end of the suspension period, provided however that no resumption of payments will occur if the suspension period ends after September 30, 1997. Installments not paid during the suspension period may not be made up, and the employee's subscription shall automatically be reduced to the extent of such installments.






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                 12.      DEFINITION OF COMMON STOCK; EFFECT OF CERTAIN
TRANSACTIONS. (a) The term "Common Stock" as used in this Plan refers to shares of the Common Stock of the Company as presently constituted and any shares of Common Stock which may be issued by the Company in exchange for or reclassification thereof. If, and whenever, at any time after the Offering Date and prior to the issue and sale by the Company of all of the shares of Common Stock covered by subscription agreements entered into pursuant to this Plan, the Company shall effect a subdivision of shares of Common Stock or other increase (by stock dividend or otherwise) of the number of shares of Common Stock outstanding, without the receipt of consideration by the Company or another corporation in which the Company is financially interested and otherwise than in discharge of the Company's obligation to make further payment for assets theretofore acquired by it or such other corporation or upon conversion of stock or other securities issued for consideration, or shall reduce the number of shares of Common Stock outstanding by a consolidation of shares, then (i) in the event of such an increase in the number of such shares outstanding, the number of shares of Common Stock then subject to subscription agreements entered into pursuant to this Plan shall be proportionately increased and the purchase price per share shall be proportionately reduced, and (ii) in the event of such a reduction in the number of such shares outstanding, the number of shares of Common Stock then subject to subscription agreements entered into pursuant to this Plan shall be proportionately reduced and the purchase price per share shall be proportionately increased. Except as provided in this Section 12(a), no adjustment shall be made under this Plan or any subscription agreement entered into pursuant to this Plan by reason of any dividend or other distribution declared or paid by the Company.

                 (b) Anything in this Plan or in any subscription agreement entered into pursuant hereto to the contrary notwithstanding (except as provided in Section 14), each subscribing employee shall have the right immediately prior to any merger or consolidation of which the Company is not to be the survivor, or the liquidation or dissolution of the Company, to elect (i) to receive the number of whole shares which can be purchased at the purchase price under this Plan with the full amount theretofore withheld from or paid by him pursuant to this Plan and his subscription agreement, together with cash in an amount equal to any balance of the amount so withheld and paid (without interest on such cash), (ii) to prepay in cash in a lump sum the unpaid balance of the purchase price of the shares covered by his subscription agreement or
(iii) to receive cash plus interest as described in Section 7(b)(i). The subscription agreement of any subscribing employee who shall not make such an election shall terminate upon such merger, consolidation, liquidation or dissolution and his rights shall be those provided in clause (i) of this
Section 12(b), unless the surviving corporation in its absolute and uncontrolled discretion shall offer such subscribing employee the right to purchase its shares in substitution for his rights under such subscription and he shall accept such offer.

                 13. GENERAL DEFINITIONS. For purposes of this Plan: (i) the term "retire" shall refer to a subscribing employee's voluntary or involuntary termination at a time when he has attained age 65 or has attained age 55 and has accrued 10 years of service for vesting purposes under the Company's qualified retirement plans covering him, provided that termination for Just Cause shall not be considered retirement under this Plan; (ii) the "Company's controlled group of corporations" shall be those corporations which at a given date are part of the Company's "controlled group of corporations" as defined in Code Section 1563(a), except that in making such determinations, the phrase "more than 50 percent" will be substituted for "at least 80 percent" in
Section 1563(a)(1) and (a)(2)(A); (iii) "termination" or "retirement" shall be deemed to occur on the last day worked and for purposes of this Plan shall include a situation in which a member of the Company's controlled group of corporations ceases to be such by reason of change in the ownership of its stock; and (iv) "Just Cause" shall mean any of the following: the willful and continued failure of a subscribing employee to perform satisfactorily the duties consistent with his title and position reasonably required of him by the Board or supervising management (other than by reason of incapacity due to physical or mental illness), the commission by a subscribing employee of a felony, the perpetration by a subscribing employee of a dishonest act or common law fraud against the Company, any of its Subsidiaries or any member of its controlled group of corporations, or any other willful act or omission which could reasonably be expected to expose the Corporation to civil liability under the law of the applicable jurisdiction or is otherwise injurious to the financial condition or business reputation of the Company, any of its Subsidiaries or any member of its controlled group of corporations.

                 14. LIMITATION ON RIGHT TO PURCHASE. Anything in this Plan to the contrary notwithstanding, (i) no shares may be purchased under this Plan to the extent not permitted by Section 423(b)(8) of the Code and (ii) if at any time when any person is entitled to complete the purchase of any shares pursuant to this Plan, after taking into account such person's rights, if any, to purchase Common Stock of the Company under all other stock purchase plans of the Company and any Subsidiary, the result would be that during the then current calendar year, such person would have become entitled to purchase during such calendar year under this Plan and all such other plans a number of shares of Common Stock which would exceed the maximum number of shares permitted by the provisions of Section 423(b)(8) of the Code, then the number of shares which such person shall be entitled to purchase pursuant to this Plan shall be reduced by the number which is one more than the number of shares which represents such excess.

                 15. NON-ASSIGNABILITY; BENEFICIARY OR PERSONAL REPRESENTATIVE OF DECEASED EMPLOYEES. (a) None of the rights of an employee under this Plan or any subscription agreement entered into pursuant thereto shall be transferable by such employee otherwise than by will or the laws of descent and distribution and, during the lifetime of such employee, such rights shall be exercisable only by him; provided, however, that each subscribing employee may designate a beneficiary who, upon the employee's death, shall be entitled to exercise such rights as are set forth in Section 8(b) hereof. In the event such beneficiary is deceased or the Company is unable to locate such beneficiary after the death of the subscribing employee, or should the employee fail to designate a beneficiary, then the personal representative of such employee shall be entitled to exercise the rights set forth in Section 8(b). Any attempted transfer not permitted by this Plan or by the subscription agreements shall be void, and the Company shall treat such transfer as cause for termination of the subscription agreements of the transferor and, if the transferee is then a participant in the Plan, the transferee. Notice of termination shall be effected as provided in Section 10(b) hereof, and the rights of such transferees and transferors shall be limited to the refund in cash without interest of the full amount theretofore withheld from and paid by each such subscribing employee pursuant to this Plan and their respective subscription agreements.

                 (b) References herein, other than in Section 3 hereof, to employees shall be deemed to include the beneficiary of a deceased employee (or the personal representative of such deceased employee if such beneficiary is deceased, if the Company is unable to locate such beneficiary, or if the employee fails to designate a beneficiary).

                 16. SHARES NOT SUBSCRIBED FOR DURING THE OFFERING PERIOD OR SUBSCRIBED FOR BUT NOT PURCHASED. Shares referred to herein which shall not be subscribed for, and shares which were subscribed for but thereafter cease to be subject to a subscription agreement hereunder, shall be free from any reservation for use in connection with this Plan and shall have the same status as all other unreserved authorized but unissued shares.

                 17. CONSTRUCTION; ADMINISTRATION. All questions with respect to the construction and application of the Plan and subscription agreements entered into pursuant thereto and the administration of this Plan shall be settled by the determination of the Board of Directors of the Company (which term as used herein shall include the Compensation Committee of such Board) or of one or more other persons designated by it (or the Committee), which determinations shall be final, binding and conclusive on the Company and all employees and other persons.

                 18. NOTICE. Any election or other notice required to be given by a subscribing employee under this Plan shall be in writing and shall be delivered personally or by mail, postage prepaid, addressed to the place designated by the Company for delivery of the subscription agreement. If an election is made which requires the payment of a sum of money, such sum shall accompany the written election.

                 19. AMENDMENT. The Plan may be amended by the Board of Directors in any way which shall not adversely affect the rights of employees under subscription agreements theretofore entered into pursuant hereto.